EXHIBIT 99.2

CERTIFICATION
OF
CHIEF FINANCIAL OFFICER

Pursuant to the requirements of Section 111(b)(4) of the Emergency Economic Stabilization Act of 2008 (“EESA”), and 31 CFR Part 30.15, I, Douglas Wright, Executive Vice President and Chief Financial Officer of Intermountain Community Bancorp (“Intermountain”), certify, based on my knowledge, that:

(i)
The compensation committee of Intermountain has discussed, reviewed, and evaluated with the Company’s Compliance and Human Resource departments and executive management at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2013 – November 20, 2013; the “TARP Period”), senior executive officer (SEO) compensation plans and employee compensation plans and risks these plans pose to Intermountain;

(ii)
The compensation committee of Intermountain has identified and limited during the TARP Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Intermountain and has identified any features of the employee compensation plans that pose risks to Intermountain and has limited those features to ensure that Intermountain is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months during the TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Intermountain to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Intermountain will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)
The compensation committee of Intermountain will provide a narrative description of how it limited during the TARP Period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Intermountain;

(B) Employee compensation plans that unnecessarily expose Intermountain to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Intermountain to enhance the compensation of an employee;

(vi)
Intermountain has required that bonus payments to the SEOs and any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
Intermountain has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the TARP Period;

(viii)	Intermountain has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP Period;

EXHIBIT 99.2

(ix)
Intermountain and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
Intermountain will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the TARP Period;

(xi)
Intermountain will disclose the amount, nature, and justification for the offering, during the TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
Intermountain will disclose whether Intermountain, the board of directors of Intermountain, or the compensation committee of Intermountain has engaged during the TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
Intermountain has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP Period;

(xiv)	Intermountain has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Intermountain and Treasury, including any amendments;

(xv)
Treasury completed the sale of its TARP investment in Intermountain on November 20, 2013 and therefore, Intermountain is not required to submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.
Date: February 28, 2014

/s/ Douglas Wright
Douglas Wright, Executive Vice President and
Chief Financial Officer